UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/08/2007

SHARPER IMAGE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-15827

DELAWARE	94-2493558
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

350 THE EMBARCADERO, 6TH FLOOR
SAN FRANCISCO, CALIFORNIA 94105
(Address of principal executive offices, including zip code)

(415) 445-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 8, 2007, the Company entered into an amendment to the Services Agreement among the Company, Jerry W. Levin, the Company's interim Chief Executive Officer, and JW Levin Partners LLC ("JWL Partners"). This amendment provides that, if requested by the Board of Directors, Mr. Levin will remain as Chairman of the Board, following the Company's appointment of a permanent Chief Executive Officer, through September 25, 2007 (the last date of the term of the Services Agreement), and increases the monthly compensation paid to JWL Partners by $100,000 in the aggregate for the services of Mr. Levin and JWL Partners, which will be paid for the period starting February 1, 2007 through a period of 90 days following the end of Mr. Levin's term under the Services Agreement as interim Chief Executive Officer, but in no event beyond September 25, 2007. This supplemental fee will be payable in full in the event of an early termination of the agreement under specified circumstances, including a change of control or termination by the Company without cause or by JWL Partners due to the Company's material breach of the agreement. The amendment also provides for the grant of options to purchase 65,301 shares of the Company's common stock to Mr. Levin and the grant of options to purchase 21,766 shares of the Company's common stock to each of two other members of JWL Partners. All of these options have an exercise price equal to the fair market value of the Company's common stock on the grant date and will become exercisable on September 25, 2007, or earlier in the event of a change of control or specified involuntary termination events (including termination by the Company without cause or by JWL Partners due to the Company's material breach of the agreement).

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.
Exhibit No.         Description
10.1        Amendment to Services Agreement dated March 8, 2007

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Date: March 09, 2007	By:	/s/ Daniel W Nelson
Daniel W Nelson
Senior Vice President, Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment to Services Agreement dated March 8, 2007